Exhibit 5.1

July 23, 2018

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-209681) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the issuance by the Company of $2,250,000,000 aggregate principal amount of Fixed-to-Floating Rate Notes due 2024 (the “2024 Fixed-to-Floating Rate Notes”), $2,250,000,000 aggregate principal amount of Fixed-to-Floating Rate Notes due 2029 (the “2029 Fixed-to-Floating Rate Notes”) and $1,000,000,000 aggregate principal amount of Floating Rate Notes due 2024 (together with the 2024 Fixed-to-Floating Rate Notes and the 2029 Fixed-to-Floating Rate Notes, the “Notes”), pursuant to the Underwriting Agreement, dated July 16, 2018 (the “Underwriting Agreement”), between the Company and the several underwriters named therein. The Notes are being issued under the Indenture, dated as of October 21, 2010 (as amended by the First Supplemental Indenture, dated as of January 13, 2017, between the Company and Deutsche Bank Trust Company Americas (the “Trustee”), the “Indenture”), between the Company and the

JPMorgan Chase & Co.	-2-	July 23, 2018

Trustee. An additional issuance of the Company’s Fixed-to-Floating Rate Notes due 2024 with an aggregate principal amount of $250,000,000 and an additional issuance of the Company’s Fixed-to-Floating Rate Notes due 2029 with an aggregate principal amount of $250,000,000 are being completed concurrently with the closing of the offering of the Notes on the date hereof, which issuances are the subject of our separate opinions relating thereto dated the date hereof.

We have examined the Registration Statement; the Indenture; duplicates of the global notes representing the Notes; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

JPMorgan Chase & Co.	-3-	July 23, 2018

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 23, 2018 and to the use of our name under the caption “Legal Opinions” in the prospectus relating to the Notes included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP